Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

FIRST AMENDMENT

The Employment Agreement (the “Agreement”), dated as of December 9, 2009, by and among Mark S. Thompson (the “Executive”), Fairchild Semiconductor International, Inc. (“FSII”) and Fairchild Semiconductor Corporation (the “Company”), is hereby amended by this amendment (this “Amendment”) effective as of November 15, 2015 (the “Effective Date”).

WHEREAS, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1.	Section 4(i) of the Agreement is amended and restated as follows:

(i)	Indemnification. Executive shall receive indemnification as a corporate officer and director of the Company to the maximum extent permitted by law and the charter and bylaws of the Company and its affiliates (and any successors thereto), and to the maximum extent extended to the other officers and directors of the Company and its affiliates (and any successors thereto), including the advancement of expenses) against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company and its affiliates (and any successors thereto). Following the termination of Executive’s employment or directorship for any reason, the Company agrees to honor the indemnification agreement previously entered into with Executive.

2.	Section 5(a) of the Agreement is amended by adding the following clause to the end of such section:

; and provided, further, in the event of any dispute, any determination as to whether “Cause” exists shall be subject to de novo review;

3.	The first sentence of each of Section 6(b) and Section 7(h) of the Agreement is amended by substituting the words contained in clause (x) below in place of the words contained in each such sentence as set forth in clause (y) below, which are hereby deleted:

(x) “in the form attached as Exhibit A hereto (with such updates as the Company may, in good faith, deem reasonably necessary to ensure the enforceability of such release), which release must be executed and returned to the Company within 55 days following the termination, and, for the avoidance of doubt, any payment that may be paid in more than one taxable year, depending on the date of delivery of such release, shall be paid in the later taxable year”

(y) “arising out of the Executive’s employment or the termination thereof, including any claim of discrimination under U.S. state or federal law or any non-U.S. law, but excluding claims for indemnification from the Company under any indemnification agreement with the Company, its certificate of incorporation or bylaws, or claims under applicable directors’ and officers’ insurance policies”

4.	Section 7 of the Agreement is amended by (x) renumbering existing Section 7(a)(1) as Section 7(a)(1)(A), and (y) adding the following as new Sections 7(a)(1)(B) and (C):

(B)	The Company will pay the Executive, in a lump sum, within 10 business days following the termination date, an amount in respect of the EFIP bonus the Executive would have received in respect of the “fiscal period” (as used in this Agreement to refer to the Company’s fiscal year) during which the termination date occurs, assuming a 100% payout based on the Executive’s base salary and EFIP incentive level in effect immediately prior to such termination, multiplied by a fraction, (i) the numerator of which is the number of days elapsed in the fiscal period in which the date of termination occurs, and (ii) the denominator of which is 365; and

(C)	In the event that the Executive’s termination date occurs prior to the date on which annual bonuses are paid under the EFIP in respect of the fiscal period that immediately precedes the fiscal period in which the termination date occurs, the Company will make a cash payment equal to the bonus the Executive would have been entitled to receive under the EFIP in respect of such preceding fiscal period, if the Executive had remained employed with the Company (assuming the Executive achieved all personal performance metrics at a target level) through the date annual bonuses are paid in respect of such fiscal period under the EFIP, which payment shall be paid to the Executive, in a lump sum, at such time as all such other EFIP annual bonuses are paid, but in no event later than March 15 of the calendar year following the calendar year in which the termination date occurs.

5.	Section 7(g) of the Agreement is amended by replacing the phrase “this Section 7” contained therein with the phrase “Sections 4(g)-(i) and 7”.

6.	Section 7 of the Agreement is amended by adding the following as new Section 7(j):

(i)	All amounts payable under this Section 7 shall be determined without regard to any reduction in compensation that would entitle the Executive to terminate his employment for Good Reason. All references to the EFIP in this Agreement shall be understood to include any successor annual incentive or bonus plan.

7.	Sections 14(e) and (f) of the Agreement are amended and restated as set forth below:

(e)	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, irrespective of California’s choice-of-law principles.

(f)	Arbitration. Except as otherwise provided with respect to the enforcement of Sections 8 and 10, any dispute or controversy arising out of the Executive’s employment or the termination thereof, including any claim of discrimination under U.S. (state or federal) or non-U.S. law, shall be settled exclusively by arbitration in San Jose, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

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8.	Section 14(j)(iii) of the Agreement is amended by adding the words “and, for the avoidance of doubt, no such reimbursements or in-kind benefits provided in one year may affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year.”

9.	The Agreement is amended by adding Exhibit A of this Amendment as Exhibit A to this Agreement.

10.	Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement Amendment as of the date first written above.

EXECUTIVE

Signature:	/s/ Mark S. Thompson

[Signature Page to Employment Agreement Amendment]

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

By:	/s/ Paul D. Delva

Name:	Paul D. Delva
Title:	Senior V.P., General Counsel and Secretary

FAIRCHILD SEMICONDUCTOR CORPORATION

By:	/s/ Paul D. Delva

Name:	Paul D. Delva
Title:	Senior V.P., General Counsel and Secretary

[Signature Page to Employment Agreement Amendment]

THIS RELEASE (this “Release”) is entered into among Mark S. Thompson (“Executive”), Fairchild Semiconductor International, Inc. (“FSII”) and Fairchild Semiconductor Corporation (the “Company”), for the benefit of FSII and the Company. Capitalized terms used and not defined herein shall have the meanings provided in the Employment Agreement, dated as of December 9, 2009, and amended as of November 15, 2015, among the parties hereto (the “Agreement”). Capitalized terms used in this Release that are not otherwise defined shall have the meanings set forth in the Agreement. The entering into and non-revocation of this Release is a condition to Executive’s right to receive the benefits described in Section 7 of the Agreement (the “Severance Benefits”).

Accordingly, Executive, FSII and the Company agree as follows:

1. In consideration for payment of the Severance Benefits, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

(a) Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue FSII, the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Executive’s employment with, or termination of employment from, FSII, the Company and their respective subsidiaries and affiliates, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the California Labor Code or the federal Fair Labor Standards Act, the California Fair Employment and Housing Act, or any other federal, state or municipal ordinance relating to discrimination in employment. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

(b) To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

(c) This Release specifically excludes (i) Executive’s right to receive the amounts and benefits under the Agreement, (ii) Executive’s rights to vested amounts and benefits under any employee compensation or benefit plan of FSII, the Company or their respective affiliates (excluding any employee severance plan), (iii) any claims arising after the date hereof, (iv) any claim or right Executive may have to indemnification or coverage under the Agreement and FSII’s, the Company’s or any of their affiliates’ respective bylaws or directors’ and officers’ insurance policies and (v) any claims arising from Executive’s rights to be released under Section 7(h) of the Agreement.

(d) The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

2. Executive agrees not to disparage or defame, through any public medium (including social media) the business reputation, technology, products, practices or conduct of Company (or of any parent or subsidiary of the Company, to the extent Executive has knowledge of any such corporate relationship), or any member of the board of directors or any named executive officer of the Company (or any parent of the Company) in their capacity thereof. Nothing in this Release or elsewhere shall prevent Executive from making statements in confidence to an immediate family member or to an attorney for the purpose of seeking legal advice, or from making truthful statements when required by law, subpoena or the like, or in arbitration or other proceeding permitted under this Release and/or the Agreement, as applicable.

3. Executive acknowledges that FSII and the Company have specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded [twenty-one (21)] [forty-five (45)] calendar days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive acknowledges that he has entered into this Release, knowingly, freely and voluntarily. Executive understands that he may revoke this Release within seven (7) calendar days after signing this Release. Revocation of this Release must be made in writing and must be received by the General Counsel of the Company, [ADDRESS], within the time period set forth above.

4. California Civil Code Section 1542 Waiver. The parties hereto expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5. This Release will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule (whether of the State of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of California to be applied. In furtherance of the foregoing, the internal law of the State of California will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

6. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not timely exercise his right of revocation as described above. If Executive fails to timely sign and deliver this Release or timely revokes this Release, this Release will be without force or effect, and Employee shall not be entitled to any of the Severance Benefits.

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ACKNOWLEDGED AND AGREED BY:

Date:

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

Name:
Title:

FAIRCHILD SEMICONDUCTOR CORPORATION

Name:
Title:

[Signature Page to Release]